EXHIBIT 99.1

Contact: David Crittenden
MSX International
FOR IMMEDIATE RELEASE	248-829-6031
DATE: November 15, 2004	dcrittenden@msxi.com

MSX International announces financial results for third quarter 2004

WARREN, Mich., November 15, 2004 - MSX International, a global provider of technical business services, reports net sales totaling $147.3 million for the third quarter of fiscal 2004 compared to $167.9 million for the comparable quarter of 2003. Operating income for the fiscal quarter ended October 3, 2004 was $6.7 million, up $7.4 million from a loss of $(651) thousand one year earlier. The improved profitability on lower sales reflects the benefit of restructuring actions in late 2003.

Robert Netolicka, president and chief executive officer, observed, “Our cost reduction actions late last year have improved the company’s financial performance and sustained our liquidity in 2004, despite continuing market challenges in many of our traditional service areas. As we have described, this is a transitional year for MSX International. We continue to emphasize selected business units that operate in favorable market categories where we can deliver unique value to our customers.”

MSX International’s gross profit expressed as a percentage of sales was 11.8% for the third quarter and 12.1% for the first nine months of fiscal 2004. This compares to 10.9% in the third fiscal quarter and 11.6% for the first nine months of 2003. While total gross profit declined $957 thousand in the third quarter compared to one year earlier due to lower sales volume, the increase in gross profit percentage reflects the favorable impact of lower indirect costs.

Selling, general and administrative expenses were $4.5 million lower in the third quarter and $14.6 million, or 30.8% lower in the nine months ended October 3, 2004 compared to comparable periods in fiscal 2003. Interest expense totaled $8.1 million in the third quarter of 2004, a $1.3 million decline from the third quarter of 2003, which included $2.4 million in non-recurring charges associated with the company’s August 2003 debt refinancing. Excluding these charges, interest expense was $1.1 million higher due to the new structure of the company’s debt.

Including a modest tax benefit, MSX International posted a net loss of $(1.2) million in the third quarter of 2004. This reflects a substantial improvement in operating performance compared to the $(24.9) million loss recognized in the third quarter of 2003.

We will host a conference call at 1:00 p.m. EST on Tuesday, November 16, to review these results. To listen to the call, dial 212-676-5385 and provide reservation number 21211699. A replay of the call will be available beginning at 3:00 p.m. EST Tuesday, November 16, at 800-633-8284 (Domestic) or 402-977-9140 (International), with the same reservation number.

MSX International, headquartered in Warren, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International has over 6,100 employees in 25 countries. Visit our Web site at http://www.msxi.com.

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Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the company’s 2003 Annual Report on Form 10-k (filed March 19, 2004), in Amendment No. 1 to the company’s Registration Statement on Form S-4 (filed November 19, 2003), and in other filings with the Securities and Exchange Commission.

MSX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
for the fiscal quarters and fiscal nine months ended October 3, 2004 and September 28, 2003

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3,	September 28,	October 3,	September 28,
	2004	2003	2004	2003
		(in thousands)
Net sales	$147,326	$167,860	$468,541	$536,946
Cost of sales	129,903	149,480	411,641	474,517

Gross profit	17,423	18,380	56,900	62,429

Selling, general and administrative expenses	10,692	15,232	32,812	47,429
Restructuring and severance costs	—	2,002	—	3,902
Loss on asset impairment and sale	—	1,797	—	1,893

Operating income (loss)	6,731	(651)	24,088	9,205

Interest expense, net	8,068	9,406	24,223	22,713

Loss before income taxes, minority interests and equity in affiliates	(1,337)	(10,057)	(135)	(13,508)

Income tax provision (benefit)	(153)	14,764	771	14,998

Less minority interests and equity in affiliates, net of taxes	—	(40)	—	195

Net loss	(1,184)	(24,861)	(906)	(28,311)

Accretion for redemption of preferred stock	(2,329)	(2,329)	(7,171)	(6,784)

Net loss available to common shareholders	$(3,513)	$(27,190)	$(8,077)	$(35,095)

MSX INTERNATIONAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
for the fiscal quarters and fiscal nine months ended October 3, 2004 and September 28, 2003

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3,	September 28,	October 3,	September 28,
	2004	2003	2004	2003
		(in thousands)
Reconciliation of EBITDA:
Operating income	$6,731	$(651)	$24,088	$9,205

Michigan Single Business and similar taxes	531	725	1,918	2,499

EBIT, as defined	7,262	74	26,006	11,704

Depreciation	1,982	4,208	6,695	13,653
Restructuring and severance costs		2,002		3,902
Loss on asset impairment and sale		1,797		1,893

EBITDA before restructuring and severance costs and asset disposition, as defined	$9,244	$8,081	$32,701	$31,152

     EBITDA is shown here because we use it for internal reporting purposes. We believe it is an indicative measure of operating performance, and it is used by investors and analysts to evaluate companies with capital structures similar to ours.

     As defined here, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with such accounting principles.